Grid Performance
in Second Quarter

Grid performance during the second quarter of fiscal year 2018 is summarized in Table 1, on page 2. The first three rows of the table are a few of the USPB Base grid inputs. The remaining rows summarize the performance of USPB cattle delivered during this quarter, the previous quarter and a year ago. Please note that “% steer lots” pertains only to lots that are 100% steers. Not all remaining lots would be heifers since some are reported as “mixed sex”.
     During the second quarter, more calf-feds are harvested each year. This is evident in the lighter ‘In weight’ and longer days on feed and lighter slaughter weights which are all typical of the second quarter. However, carcass weights were still ten pounds heavier than a year ago.
     Quality grading continues to run high. Certified Angus Beef (CAB) percentage of USPB carcasses was the second highest in company history. Prime percentage was the sixth highest during the second quarter.
     Choice/Select spreads were high—similar to a year ago, but Prime premium per cwt was lower and CAB premium was the second lowest. Overall, the Quality Grade premium per head was a little smaller than a year ago. Across the entire in-

...continued on page 2

2019 Beef Quality
Assurance Certification

Starting in January 2019, all cattle delivered to National Beef must come from Beef Quality Assurance (BQA) certified feedlots. This includes all feedlots that deliver to the Liberal and Dodge City, Kansas plants. At this time, only delivering feedlots and not their customers or supplier are required to be certified. We are committed to the highest level of integrity regarding the health and welfare of finished cattle that move through National Beef facilities. BQA programs not only provide beef producers the latest and most innovative production measures, they also assure consumers that beef is produced in a safe, healthy and wholesome manner.
     Many USPB suppliers have previously completed the necessary certification in-person or through online coursework. Certification is easy and can be completed at no cost to producers.

...continued on page 3

Second Quarter 2018
Financial Results

U.S. Premium Beef has closed its books for the second quarter of fiscal year 2018. For the quarter, which ended on June 30, 2018, USPB recorded net income of $27.8 million, which represented a $16.8 million increase over the same period a year ago. For the year-to-date period, USPB realized net income of $37.0 million, which was $18.5 million higher than in the prior year. The improvement for both pe-

...continued on page 2

Forecasting Deliveries

USPB has always provided National Beef with a rolling four-week forecast of projected deliveries. USPB management has historically completed this task to ensure our unitholders are able to deliver their projected deliveries during the desired time frame. To increase the level of accuracy of our projections, we have recently begun sending out emails to USPB feedlots, typically on Wednesday, asking for their best estimate of projected deliveries for the next four-week period. Complying with this is simple. Recipients of this email submit the numbers of projected deliveries for the named weeks and click the “save” button. The data is then automatically sent to USPB.
     If you have not received these emails, you soon will. Those that deliver seasonally during the year will receive the email when the one-year anniversary of your last showlist approaches.
     This method of forecasting cattle deliveries will greatly improve the accuracy of the projections USPB provides to National Beef. Please contact us if you have further questions.♦

Young Producers Class

Applications are now being accepted for the upcoming USPB Young Producers Class (YPC). This group consists of men and women in their 20’s and 30’s that desire to increase their understanding of the history, operations and procedures of USPB. Many charter members of USPB now have family members and employees that have recently joined their management team who would benefit greatly from the experience. If you have a family member or someone new to your business that has recently joined your

...continued on page 2

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Grid Performance in Second Quarter...			continued from page 1

dustry, the percentage of Choice and Prime carcasses graded by USDA was the fourth highest during company history. This continued to be an unexpected combination of high quality grade and a wide Choice/Select spread.

Table 1. USPB Quarterly Grid Performance
	FY18,Q2	FY18,Q1	FY17,Q2	FY18,Q3 to-date
CH/SE spread, $/cwt.	$16.39	$7.73	$15.83	$12.18
CAB spread, $/cwt.	$3.00	$3.33	$4.29	$3.00
Plant Average YG 4&5, %	8.70	12.89	7.90	10.89
% steer lots	44.30	37.46	45.90	39.21
% black hided	78.98	76.68	78.81	80.55
Apparent Avg. Daily Gain	3.43	3.58	3.39	3.43
In weight	727	756	732	758
Days fed	166	160	162	160
Live weight	1,296	1,329	1,281	1,305
Carcass weight	829	853	819	839
Yield, %	63.99	64.23	63.89	64.26
Yield difference, %	0.98	0.65	0.74	0.59
Prime, %	5.25	5.46	4.14	5.88
Choice & Prime, %	86.08	86.85	87.07	87.49
CAB, %	31.38	31.03	29.27	30.76
Yield Grade 1&2, %	49.93	45.93	49.98	44.55
Yield Grade 3, %	39.14	40.40	39.76	41.63
Yield Grade 4&5, %	10.93	13.66	10.25	13.77
Average backfat, inches	0.58	0.59	0.52	0.61
Actual-Require REA, sq.in.	0.74	0.72	0.47	0.66
Heavyweight, %	1.14	2.21	0.87	1.36
QG premium/head	$34.71	$25.90	$37.78	$29.48
Yield benefit/head	$26.56	$19.90	$23.01	$16.84
YG premium/discount/head	-$0.88	+$0.67	-$1.08	-$1.52
Outweight discount/head	-$2.45	-$4.33	-$2.04	-$2.75
Subtotal premium/head	$57.94	$42.14	$57.67	$42.05
Natural premium/head	$1.10	$0.76	$0.78	$1.39
Total premium/head	$59.04	$42.90	$58.45	$43.44
Top 25% premium/head	$94.62	$76.44	$98.40	$75.18

     Although the USPB percentage of yield grade 4 and 5 carcasses decreased, Yield Grade discount became more negative compared to the previous quarter. This is because the plant average yield grade 4 and 5 percentages decreased more than USPB cattle. However, during the second quarter, Yield Grade discount has remained quite small. Ribeye area in relation to carcass weight continues to be significantly above average which has helped to maintain USPB yield grades even though backfat has increased in the last year.
     Overall, total premium per head was $59.04 per head more than if they were marketed on the average cash market in Kansas. This was the sixth highest quarter on record. The table also lists the current quarter-to-date column on the far right hand side, with information through the end of July for your reference.♦

FY 2018 Annual Meeting

USPB’s fiscal year 2018 annual meeting will be held at the United Wireless Arena & Conference Center in Dodge City, KS on Thursday, March 21, 2019. The format will be very comparable to fiscal year 2017, consisting of a one day meeting and evening meal. Watch future issues of the UPDATE for further information.♦

Second Quarter 2018 Financial ...	continued from page 1

riods was the result of substantially higher net income at National Beef Packing Company.
    For the second quarter, National Beef recorded net income of $188.0 million, an improvement of $110.1 million over the same period a year ago. Through the end of June, National Beef realized net income of $256.6 million, an increase of $121.5 million over the prior year. The combined effects of increased margin per head and an increase in number of cattle processed led to higher profitability for the first half of 2018.
     In June 2018, USPB made two distributions to its members, totaling $40.9 million, or $54.30 per combined Class A and Class B unit. The first was a tax distribution, which was based on estimated taxable income for the first half of 2018. The second was a discretionary distribution, which was paid to members of record as of May 9, 2018.
     During the first half of 2018, USPB producers delivered 452,294 head of cattle through USPB to National Beef. Average gross premiums for all of the cattle delivered was $50.87 per head, with the top 25% and 50% receiving premiums of $87.41 and $73.27, respectively.♦

Young Producers Class...	continued from page 1

management team, please forward their name for consideration and inclusion in the YPC.
     Each YPC class is a group of 20 chosen individuals. Activities the YPC will participate in include a tour of the Dodge City processing plant and a trip to Kansas City to meet and learn more from the management of USPB and National Beef. Attendees will also tour either the Kansas City Steak Company or National Beef Leathers in St. Joseph, MO. The Dodge City meeting will take place November 13-14, 2018 and the Kansas City meeting will be January 16-17, 2019.
     Please forward the names and contact information of prospective individuals to uspb@uspb.com or call and speak with Tracy Thomas or Brian Bertelsen.♦

USDA’s Choice/Select Spread

Genetic Value of Feeder Cattle

Commercial ranchers and Seedstock producers have better tools for genetic selection than at any other time in history. Expected Progeny Differences (EPD’s) have been around for some time for a number of traits, including carcass traits. Ultrasound measurements for carcass traits on live animals selected for seedstock were then incorporated to make carcass EPD’s more robust and reliable as they became based on a much larger volume of data. With DNA testing, genomically enhanced EPD’s are now based on even more total data and can provide a greater accuracy value for animals at a younger age. Bottom line-it has made genetics election more accurate and more rapid.
     The downside has been that more total data can be overwhelming to some ranchers when buying. To make things simpler and easier, breed associations developed selection indexes. For example, the American Angus Association (AAA) has $Value Indexes, which are multi-trait selection indexes, expressed in dollars per head. The $Value is an estimate of how future progeny are expected to perform, on average, compared to progeny of other sires in the database if randomly mated to cows and if calves were exposed to the same environment. Many of USPB’s rancher members have used the $Beef, or $B index which includes post-weaning performance and carcass value.
     Now, breed associations are beginning to translate these $Value indexes to feeder cattle. Angus LinkSM is a new program with AAA that provides values for the genetic potential of enrolled feeder cattle for: Feedlot Performance, a Grid value score and an overall Beef Score $Value. Each is on a scale of 0-200 with 100 representing industry average. These values are based on the EPD’s and $-index values of bulls that sired the calves and have impacted the cow herd. DNA testing, can also be factored in as well. Bottom line-cattle feeders can bid on feeder cattle enrolled in these programs with greater confidence of their genetic potential.
     Another program that has been available for several years is Top Dollar Angus. This program approves feeder cattle that are produced by Angus and Red Angus bulls that have EPD’s in the top 25% of the breed for traits rel-

evant to feeder cattle, such as growth and carcass traits.
    International Genetic Solutions (IGS) also has a program for feeder cattle of any breed, including crossbreds, called Feeder Profit Calculator. Similar to the other programs, this system uses the EPD’s of bulls used in a herd. It also factors in two management factors important to feeder cattle and well documented in research: vaccination for Bovine Respiratory Disease and the length of preconditioning period after weaning. This program is available from IGS and now is also offered by IMI Global.
      If you have questions about these feeder cattle programs or how to use genetic selection tools to improve calves you retain through slaughter, please call Brian.♦

2019 Beef Quality Assurance Certification...	continued from page 1

When coursework is completed, either online or in-person, a certification number is issued, which will need to be supplied to National Beef in late 2018. You will then be certified for Delivery Year 2019, which starts Monday, December 31, 2018.
     BQA programs have been in existence for over 30 years. All resources for the nationally coordinated and state implemented BQA programs can be found at www.bqa.org. To become certified, you can attend a local BQA meeting or complete the online coursework. It is also advised new and existing employees complete the coursework. To begin the online certification process, visit the BQA certification site at https://bqa.beeflearningcenter.org. Please contact your state cattlemen’s association for further information on local BQA certification meetings that may be available in your area or call our office and speak to Tracy or Brian for further assistance.♦

Qualified Seedstock Suppliers Fall Sales
Gardiner Angus Ranch	9/24
Fink Beef Genetics	10/31
Downey Ranch	11/2
Kniebel Farms & Cattle	11/2
Dalebanks Angus	11/17
In addition, many of USPB’s QSS members have private treaty sales during the fall.♦

Did You Know

✓Exports of U.S. beef are critical to USPB. Recent data from the U.S. Meat Export Federation indicates export values have shattered previous records as demand for U.S. beef continues to grow. Exports of $3.32 billion in 2018 (Jan-May) were 21% higher than last year. May exports were $722 million, which were 24% higher than May ’17. This broke the previous monthly high (March 2018) by nearly $30 million. On a per head basis, exports in 2017 were $286. Per head values year to date Jan-May were $318, while the month of May was $330.♦

U.S. Premium Beef, LLC
P.O. Box 20103
Kansas City, MO 64195

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